Exhibit 99.1

CURO Announces Addition of New Independent Director Bob Hurzeler to CURO’s Board and Completion of Flexiti Sale

Chicago, Illinois—September 5, 2023 -- (BUSINESS WIRE) -- CURO Group Holdings Corp. (NYSE: CURO) (“CURO”), an omni-channel consumer finance company serving consumers in the U.S. and Canada, today announced Bob Hurzeler, Chief Executive Officer of Flagship Credit Acceptance, has been appointed to CURO’s Board of Directors effective September 1, 2023. In addition, CURO also announced it has completed the sale of its Canadian point-of-sale business, FLX Holding Corp. (“Flexiti”), to Questrade Financial Group Inc. After deal and transaction costs, approximately C$39 million of net proceeds were received at closing, inclusive of adjustments for escrow and holdbacks. CURO also expects to receive C$25-30 million in late 2023 and up to C$4 million in subsequent periods, subject to adjustments, in accordance with the terms of the definitive agreement.

“We are excited to welcome Bob to the CURO Board. Bob’s extensive executive and operational finance experience will provide CURO and its Board with a wealth of relevant knowledge and guidance as we continue to execute our long-term strategy to grow responsibly, execute with excellence and strengthen our foundation.” said Doug Clark, Chief Executive Officer of CURO.

Mr. Hurzeler has served as the Chief Executive Officer of Flagship Credit Acceptance, an auto lender, since 2019. Prior to joining Flagship, Mr. Hurzeler served as Chief Operating Officer of OneMain Financial, a non-prime lender, from 2014 to 2019. Earlier in his career, Mr. Hurzeler was Chief Operating Officer of Global Lending Services, an auto lender, from 2012 to 2014, and served in various roles of increasing responsibility at Wells Fargo & Company (NYSE: WFC) from 1986 to 2012, including serving as President of Auto Finance from 2008 to 2012. Mr. Hurzeler holds a B.A. in Business from Concordia University-Wisconsin.

“I am incredibly honored to join the CURO Board at this very important time as CURO continues to execute on its strategic plan,” said Mr. Hurzeler. “I look forward to bringing my consumer finance experience to bear on behalf of CURO and its mission of providing affordable credit solutions for consumers across North America.”

The Company’s Form 8-K filed with the Securities and Exchange Commission today includes an updated 2023 outlook for the quarter ending September 30, 2023, which replaces the outlook provided in the Company’s earnings presentation for the quarter ended June 30, 2023. The updated outlook has no material changes from the prior published outlook other than reflecting the removal of the Canada POS Lending (Flexiti) segment.

About CURO
CURO Group Holdings Corp. (NYSE: CURO) is a leading consumer credit lender serving U.S. and Canadian customers for over 25 years. Our roots in the consumer finance market run deep. We’ve worked diligently to provide customers a variety of convenient, easily accessible financial services. Our decades of diversified data power a hard-to-replicate underwriting and scoring engine, mitigating risk across the full spectrum of credit products. We operate a number of brands including Cash Money®, LendDirect®, Heights Finance, Southern Finance, Covington Credit, Quick Credit and First Heritage Credit.

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Investor Relations: Email: IR@curo.com
Source: CURO Group Holdings Corp.